Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-71344 and Forms S-8 No. 33-55022, No. 33-56193, No. 33-61835, No. 333-04289, No. 333-27157, No. 333-112877, No. 333-112878, No. 333-112879, No. 333-112880 and No. 333-77457), as amended, of Brunswick Corporation and in the related Prospectuses of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedule of Brunswick Corporation, Brunswick Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Brunswick Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

 /s/ ERNST & YOUNG LLP

Chicago, Illinois
February 25, 2005